March 3, 2010

Maiden Holdings, Ltd. Reports Fourth Quarter Net Income of
$16.7 Million or 24 cents per share and Operating Earnings
of $17.6 Million or 25 cents per share

Shareholders’ Equity of $676.5 Million Up 32.7% for the Year
Year-end 2009 Book Value of $9.62 per Share

Financial Highlights

•	Net income of $16.7 million in the quarter and $61.1million for 2009
•	Net operating earnings(1) of $17.6 million in the quarter and $64.9 million for 2009
•	Net written premium of $234.1 million in the quarter and $1.0 billion for 2009
•	Net investment income of $16.8 million up 30.3% from fourth quarter 2008
•	Total investable assets of $2.1 billion at year end with total investments of $1.7 billion
•	Income from operations totaled $28.8 million in the quarter and $101.0 million for 2009
•	Annualized return on equity of 9.9% and operating(1) return on equity of 10.4%
•	Combined ratio of 95.5% for the quarter compared to 97.2% a year ago

HAMILTON, Bermuda, March 3, 2010 - Maiden Holdings, Ltd. (Nasdaq:  MHLD) today reported fourth quarter 2009 net income of $16.7 million or $0.24 per diluted share and net operating earnings (1) of $17.6 million or $0.25 per diluted share. For the full year 2009, net income totaled $61.1 million or $0.87 per diluted share with net operating earnings of $64.9 million or $0.93 per diluted share.

"I’m very proud of how well the team came together this year to deliver for our clients and shareholders,” said Art Raschbaum, President and CEO of Maiden Holdings, Ltd. “Our fourth quarter and full year results reflect our intense effort as we integrated two operating platforms while maintaining a strong, non-catastrophe, client value proposition as well as our underwriting and pricing discipline even in the face of challenging market conditions. The January renewal season provided additional confirmation of the value of our business model as we achieved our client retention target of 85% or better. These results, in addition to our newly consummated relationship with American Capital Acquisition Corporation, solidly position us in the face of competitive pressures and a continued low yield environment.”

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Shareholders' equity of $676.5 million grew 2.0% during the quarter and 32.7% from year end 2008. Book value per share of $9.62 compared with $8.70 at year end 2008.

Fourth Quarter 2009 Results:

Net written premium totaled $234.1 million compared with $340.5 million in the fourth quarter of 2008. Net earned premium of $248.6 million increased $84.8 million compared with $163.8 million for the same period last year.

Net investment income totaled $16.8 million; up $3.9 million from $12.9 million in the fourth quarter of 2008.

Loss and loss adjustment expenses of $146.1 million rose $30.8 million from $115.3 million in the fourth quarter of 2008. Results reflected a loss ratio of 58.8% compared with 70.4% for the same period a year ago.

Commission and other acquisition expenses together with general and administrative expenses of $91.2 million increased $47.2 million from the year ago quarter and reflected a total expense ratio of 36.7% compared with 26.8%. General and administrative expenses for the quarter totaled $9.4 million and reflected a general and administrative expense ratio of 3.8% compared to 5.7% in the fourth quarter of 2008.

Maiden posted a combined ratio of 95.5% for the quarter compared with 97.2% in the fourth quarter of 2008.

Income from operations totaled $28.8 million in the fourth quarter and increased $6.5 million, or 29.4%, from $22.3 million in the fourth quarter of 2008.

During the fourth quarter of 2009, the Board of Directors declared a dividend of $0.065 per share.

Full Year 2009 Results

Net written premium totaled $1.0 billion compared with $727.4 million in 2008. Net earned premium of $919.9 million rose $499.8 million compared with $420.1 million in 2008.

Net investment income totaled $63.0 million; up $25.7 million, or 69.1%, from $37.2 million in 2008.

Loss and loss adjustment expenses of $608.6 million rose $344.9 million from $263.7 million in 2008. Results reflected a loss ratio of 66.2% compared with 62.8% for full year 2008.

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Commission and other acquisition expenses together with general and administrative expenses of $273.6 million increased $138.9 million from the year ago and reflected an expense ratio of 29.7% compared with 32.1% in 2008. General and administrative expenses totaled $32.1 million compared with $15.0 million in 2008 and reflected a stable general and administrative expense ratio of 3.5% for both years.

Income from operations totaled $101.0 million in 2009, up from $21.4 million in 2008. Results reflected a full year 2009 combined ratio of 95.9% compared with 94.8% in 2008.

Other Matters

Total assets of $2.6 billion at year end 2009 compared with $2.1 billion for year end 2008. Total assets included total investments of $1.7 billion in 2009, up from $1.1 billion in 2008.  Total investable assets, which includes total investments, cash, restricted cash, cash equivalents and the loan to a related party, increased to $2.1 billion from $1.8 billion at year end 2008. Shareholders' equity as of year end 2009 totaled $676.5 million up from $509.8 million at year end 2008.

(1)Please see the Non-GAAP Financial Measures table for additional information on these non-GAAP financial measures and reconciliation of this measure to GAAP measures.

Conference Call

Maiden Holdings, Ltd. CEO Art Raschbaum and CFO John Marshaleck will review these results tomorrow morning via teleconference and live audio webcast beginning at 10:00 a.m. AT (9:00 a.m. ET).

To participate please access one of the following no later than 9:55 a.m. AT (8:55 a.m. ET):

1.877.734.5373 for U.S. callers
1.973.200.3059 for callers outside the U.S.
Webcast: http://ir.maiden.bm

A replay of the conference call will be available beginning at 1:00 p.m. Atlantic Time (12:00 p.m. ET) on Thursday, March 4, 2010 through March 11, 2010. To listen to the replay please dial toll free: 1.800.642.1687 (U.S. callers) or toll 1.706.645.9291 (callers outside the U.S.) and enter the Passcode: 58311669; or access http://ir.maiden.bm/.

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About Maiden Holdings, Ltd.

Maiden Holdings, Ltd. is a Bermuda holding company formed in 2007 to offer customized reinsurance products and services to regional and specialty insurance companies in the United States and Europe.

You may access the Maiden Holdings, Ltd. Logo via http://www.globenewswire.com/newsroom/prs/?pkgid=5006

Forward Looking Statements

This release contains "forward-looking statements" which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that actual developments will be those anticipated by the Company. Actual results may differ materially from those projected as a result of significant risks and uncertainties, including non-receipt of the expected payments, changes in interest rates, effect of the performance of financial markets on investment income and fair values of investments, developments of claims and the effect on loss reserves, accuracy in projecting loss reserves, the impact of competition and pricing environments, changes in the demand for the Company's products, the effect of general economic conditions, adverse state and federal legislation, regulations and regulatory investigations into industry practices, developments relating to existing agreements, heightened competition, changes in pricing environments, and changes in asset valuations. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected is contained in Item 1A. Risk Factors in the Company's Annual Report on Form 10-K for the year ended December 31, 2008 as updated in periodic filings with the SEC. The Company undertakes no obligation to publicly update any forward-looking statements, except as may be required by law.

Maiden Holdings, Ltd.
Ellen Taylor
Hilly Gross
441.292.7090
irelations@maiden.bm

Maiden Holdings, Ltd.
Income Statement
(in thousands (000's), except per share data)

	For the Three Months Ended December 31, 2009	For the Three Months Ended December 31, 2008	For the Year Ended December 31, 2009	For the Year Ended December 31, 2008

Revenues:
Gross premiums written	$247,333	$340,525	$1,048,676	$727,395

Net premiums written	$234,070	$340,525	$1,030,374	$727,395
Decrease (increase) in unearned premiums	14,566	(176,681)	(110,455)	(307,313)
Net earned premium	248,636	163,844	919,919	420,082
Net investment income	16,807	12,894	62,957	37,240
Net realized investment gains (losses)	732	4,819	270	(37,555)
Total revenues	266,175	181,557	983,146	419,767
Expenses:
Net loss and loss adjustment expenses	146,145	115,322	608,613	263,682
Commission and other acquisition expenses	81,821	34,644	241,429	119,703
General and administrative expenses	9,409	9,337	32,135	14,973
Total expenses	237,375	159,303	882,177	398,358

Income from operations	28,800	22,254	100,969	21,409

Other income(expense)
Amortization of intangible assets	(1,675)	(1,253)	(6,590)	(1,253)
Foreign exchange and other gain (loss)	53	(998)	2,454	(1,362)
Subordinated obligation interest expense	(9,115)	-	(34,431)	-
	(10,737)	(2,251)	(38,567)	(2,615)

Income before income taxes	18,063	20,003	62,402	18,794
Income taxes:
Current tax expense	-	-	-	-
Deferred tax expense	1,344	-	1,344	-
Income tax expense	1,344	-	1,344	-

Net income	$16,719	$20,003	$61,058	$18,794
Operating earnings (1)	$17,609	$19,071	$64,924	$60,600

Basic earnings per common share	$0.24	$0.34	$0.88	$0.32
Diluted earnings per common share	$0.24	$0.34	$0.87	$0.32
Basic operating earnings per common share	$0.25	$0.32	$0.93	$1.02
Diluted operating earnings per common share	$0.25	$0.32	$0.93	$1.02

Dividends declared per common share	$0.06	$0.06	$0.25	$0.21

Weighted average number of basic shares outstanding	70,288,602	58,734,106	69,646,804	59,344,912
Weighted average number of diluted shares outstanding	70,791,229	58,734,106	70,060,197	59,344,912

Net Loss and loss adjustment expense ratio	58.8%	70.4%	66.2%	62.8%
Commission and other acquisition expense ratio	32.9%	21.1%	26.2%	28.5%
General and administrative expense ratio	3.8%	5.7%	3.5%	3.5%
Combined ratio	95.5%	97.2%	95.9%	94.8%
Annualized return on equity	9.9%	16.1%	10.3%	3.6%
Annualized return on equity on operating earnings	10.4%	13.5%	10.9%	11.1%

Maiden Holdings, Ltd.
Balance Sheet
(in thousands (000's), except per share data)

	31-Dec-09	31-Dec-08
Assets
Fixed maturities, available-for-sale, at fair value (amortized cost $1,623,382; $1,163,926)	$1,661,692	$1,119,955
Other investments, at fair value (cost $5,684; $5,818)	5,549	5,291
Total investments	1,667,241	1,125,246
Cash and cash equivalents	107,396	131,897
Restricted cash and cash equivalents	144,944	409,277
Accrued investment income	11,405	10,293
Reinsurance balances receivable, net	208,495	71,895
Prepaid reinsurance	28,752	-
Losses recoverable - unpaid losses	11,984	-
Loan to related party	167,975	167,975
Deferred commission and other acquisition costs	172,983	104,470
Other assets	11,818	2,617
Intangible assets	51,284	55,147
Goodwill	52,617	49,747

Total Assets	$2,636,894	$2,128,564
Liabilities and Shareholders’ Equity
Liabilities
Loss and loss adjustment expense reserves	$1,006,320	$897,656
Unearned premiums	583,478	444,479
Accrued expenses and other liabilities	60,044	44,024
Securities sold under agreements to repurchase, at contract value	95,401	232,646
Subordinated obligation to capital trust - related party	215,125	-
Total Liabilities	1,960,368	1,618,805

Shareholders’ Equity:
Common shares	713	596
Additional paid-in capital	576,086	530,519
Treasury stock	(3,801)	(3,801)
Accumulated other comprehensive income (loss)	32,747	(44,499)
Retained earnings	70,781	26,944
Total Shareholders’ Equity	676,526	509,759
Total Liabilities and Shareholders’ Equity	$2,636,894	$2,128,564

Book value per share	$9.62	$8.70

Common shares outstanding	70,291,289	58,587,664

Maiden Holdings, Ltd.
Non - GAAP Financial Measure
(in thousands (000's), except per share data)
(Unaudited)

	For the Three Months Ended December 31, 2009	For the Three Months Ended December 31, 2008	For the Year Ended December 31, 2009	For the Year Ended December 31, 2008
Reconciliation of net income to net operating earnings:

Net income	$16,719	$20,003	$61,058	$18,794
Add (subtract)
Net realized investment (gains) losses	(732)	(4,819)	(270)	37,555
Foreign exchange and other (gains) losses	(53)	998	(2,454)	1,362
Amortization of intangibles	1,675	1,253	6,590	1,253
Non-recurring general and administrative expenses relating to acquisition of GMAC Re		1,636		1,636
Operating earnings (1)	$17,609	$19,071	$64,924	$60,600

Operating earnings per common share:

Basic earnings per share	$0.25	$0.32	$0.93	$1.02
Diluted earnings per share	$0.25	$0.32	$0.93	$1.02

(1) Net operating earnings is a non-GAAP financial measure defined by the Company as net income excluding realized investment gains and losses, foreign exchange and other gains and losses, non-recurring  general and admin expenses and amortization of intangible assets and should not be considered as an alternative to net income. The Company's management believes that net operating earnings is a useful indicator of trends in the Company's underlying operations. The Company's measure of net operating earnings may not be comparable to similarly titled measures used by other companies.